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                                                                    Exhibit 99.1

               VENTURE SEISMIC ANNOUNCES AMENDED LETTER OF INTENT
                     FOR MARINE SEISMIC COMPANY ACQUISITION

                          (ALL AMOUNTS IN U.S. DOLLARS)


CALGARY, ALBERTA, FEBRUARY 18, 1998 - VENTURE SEISMIC LTD. (NASDAQ NMS: VSEIF) today announced it has entered into a revised letter of intent to acquire 100% of the outstanding capital stock of Continental Holdings Ltd. ("Continental"), for consideration of 2,080,000 Common Shares of Venture Seismic Ltd. ("Venture") and payments in cash of an aggregate of $1.5 million. Pending closing of the acquisition, Venture has agreed to advance $4 million to Continental to be used to equip a second marine seismic vessel, which advance is subject to an equity conversion provision should closing not occur. The letter of intent also includes provision for employment agreements with the existing management of Continental.

Continental is a privately held marine seismic data acquisition company, based in Calgary, which currently operates one marine seismic vessel capable of performing both 2D and 3D seismic surveys. Continental has completed seismic surveys in the Persian Gulf, the North Sea, the Falkland Islands area, the Mediterranean and off the coasts of West Africa and Norway. According to financial information supplied by Continental, audited revenue for its year ended December 31, 1996 was $8.6 million and net income, adjusted for normalized owner/management compensation, was approximately $600,000. For the nine months ended September 30, 1997 Continental recognized revenue of approximately $7.1 million and unaudited net income of approximately $1.6 million. Certain financial information relating to Continental is included in Venture's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission on December 24, 1997.

Brian Kozun, President & CEO of Venture stated "The amended letter of intent allows Venture to proceed with the announced acquisition while providing Venture the flexibility to use a portion of its existing cash resources to equip a second marine vessel, which Continental estimates will be operational by July 1998."

The Continental acquisition is subject to a number of conditions, any of which may not occur, including execution of a definitive purchase and sale agreement, receipt of requisite shareholder, regulatory and/or third party approvals and completion of due diligence. The Companies anticipate entering into a definitive agreement upon completion of due diligence and closing the acquisition upon receipt of the requisite approvals.

VENTURE SEISMIC LTD. is traded on the Nasdaq National Market and is engaged primarily in the acquisition of land and wetlands seismic data for use in the exploration for and development and field management of oil and gas reserves. The Company utilizes both traditional two-dimensional ("2D") and more technologically advanced three-dimensional ("3D") seismic data technology to acquire data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. Venture's subsidiaries include Boone Geophysical, Inc., a Texas based company engaged in the acquisition of land and wetlands seismic data in the Southern United States, and Hydrokinetic Surveys of Canada Inc., a company based in Western Canada which provides shallow marine airgun and survey services.


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This news release may contain certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Venture's SEC filings under "Risk Factors" and elsewhere. Actual results could differ from those anticipated due to a number of factors including the capital intensive nature of the Company's business, its need for additional funds for operations and debt service requirements, seasonal fluctuations in operating results, dependence upon principal customers, activity in the oil and gas industry, risks associated with international operations and regulatory, competitive and contractual risks.

FOR FURTHER INFORMATION CONTACT:
                                        Mr. Greg Wiebe
                                        Chief Financial Officer
                                        Venture Seismic Ltd.
                                        (403) 777-9070